DISTRIBUTION AGREEMENT

FOR

THE GABELLI ETFS TRUST

Distribution Agreement (the “Agreement”), dated [    ], 2020 between the Gabelli ETFs Trust, a Delaware statutory trust (the “Trust”), and G.distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust is a registered open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), organized as a series trust offering a number of portfolios of securities and/or other instruments as listed on Exhibit A (each a “Fund” and collectively the “Funds”), having filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement (as defined below) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act;

WHEREAS, the Trust creates and redeems shares of beneficial interest (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund are or will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders with Authorized Participants (as defined below) for such Creation Units in the manner set forth in the Trust’s Prospectus and Participant Agreements (as defined below), and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.   Appointment

The Trust hereby appoints the Distributor as the exclusive distributor for Creation Units of Funds listed in Exhibit A, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.   Solicitation of Sales and Other Services

a.

Solicitation of Sales. The Trust grants to the Distributor the right to sell Creation Units of each Fund authorized for issue at a price based on the applicable net asset value, in accordance with the Prospectus of the applicable Fund, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). The Distributor agrees to hold itself available to receive and process orders for such Creation Units in the manner described in the Prospectus or as otherwise agreed between the Company and the Distributor from time to time. The Distributor agrees to use its best efforts to perform the services contemplated in this Agreement on a continuous basis. As used in this Agreement, the term, “Prospectus” means the registration statement of the applicable Fund, as amended or supplemented and currently in effect.

b.

Transmission of Orders, Maintenance of Records. The Distributor will transmit promptly any orders received by the Distributor for the purchase or redemption of Shares in Creation Units to the transfer agent of the Company and maintain records of both orders placed with the Distributor and confirmation of acceptance furnished by the Distributor. In addition, the Distributor will maintain a record of the instructions given to the applicable Fund to implement the delivery of its Shares.

c.	Other Services. Without limiting the foregoing, the Distributor will perform the additional services set forth herein,

3.   Definitions

Wherever they are used herein, the following terms have the following respective meanings:

a.

“Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the Commission from time to time;

b.

“Registration Statement” means the registration statement (including the Prospectus) most recently filed from time to time by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

c.	All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement.

4.   Duties of the Distributor

a.

The Distributor agrees to act as agent of the Trust in connection with the receipt and processing of all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants or participants in the Continuous Net Settlement System (“CNSS”) of the National Securities Clearing Corporation (the “NSCC Participants”) that have executed a Participant Agreement (the “Authorized Participants”), as defined in paragraph 3(b) hereof, with the Distributor, as accepted by the Transfer Agent, and to transmit such orders to the Custodian and Transfer Agent in accordance with the Registration Statement; provided, however, that nothing herein shall affect or limit the right and ability of the Custodian to accept Deposit Securities and related Cash Components through or outside the CNSS clearing processes of National Securities Clearing Corporation, and as provided in and in accordance with the Registration Statement. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as such arrangements do not diminish the Distributor’s ability to perform the services hereunder.

b.

The Distributor agrees to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (i) at the request of the Trust and subject to review by the Trust prior to execution, the Distributor shall negotiate, enter into and execute Participant Agreements between Authorized Participants and the Distributor, subject to acceptance by the Transfer Agent, for the purchase of Creation Units of the Funds, in accordance with the Registration Statement (“Participant Agreement”); (ii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances to the purchaser or redeemer (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Distributor shall deliver copies of the Prospectus, included in the Registration Statement, to purchasers of such Creation Units and, upon request, the Statement of Additional Information and proxy voting policies; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent as designated by the Trust.

c.

The Distributor agrees to: (i) provide an Authorized Participant contact list and consultation with respect thereto; and (ii) use all reasonable efforts to secure purchasers of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus and the Participant Agreement.

d.

All activities by the Distributor and its agents and employees that are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement, the instructions of the Fund’s investment adviser, Gabelli Funds, LLC, (the “Adviser”) and the Board of Trustees of the Trust, the Agreement and Declaration of Trust, any current and future exemptive orders received by the Trust from the Commission or other regulatory body, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

e.

Except as otherwise noted in the Registration Statement, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement.

f.

If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

g.

The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor shall be entitled to rely on information provided to it by the Trust and its respective service providers, including the Adviser, reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Trust and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, by reason of its reckless disregard of its obligations and duties under this Agreement or otherwise not acting in accordance with the standards set forth herein.

h.

The Distributor shall ensure that all direct requests for Prospectuses, Statements of Additional Information, product descriptions, periodic fund reports and proxy voting policies, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of Prospectuses and Statements of Additional Information and product descriptions to be provided to purchasers in the secondary market. The Distributor will make it known in the brokerage community that Prospectuses and Statements of Additional Information and product descriptions are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission. The Distributor shall not bear any costs associated with printing Prospectuses, Statements of Additional Information, marketing and advertising materials, and all other such materials provided by the Trust and its respective service providers.

i.

The Distributor agrees to make available, at the Trust’s request, one or more members of its staff (including senior staff members) to attend meetings of the Board of Trustees of the Trust (the “Board” or “Board of Trustees”) in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board including, without limitation, annual Section 15(c) responses, a quarterly Distributor update report and such other reporting materials as may be requested by the Board or the Adviser for periodic review.

j.

The Distributor shall: review and approve as principal all marketing and advertising materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder, or other applicable rules or regulation, or as otherwise reasonably requested by the Trust or Adviser. The parties anticipate that the uploading of marketing and advertising materials by Adviser, the review, comment and sign-off by Distributor, posting of FINRA comment and response letters and all other activities associated with the foregoing will generally occur through the Web Portal. All such marketing and advertising materials must be approved, in writing or via the Web Portal, by the Adviser and Distributor prior to use. In addition, the Distributor agrees that it shall use its best efforts to obtain from the Adviser, and the Trust agrees to use its best efforts to cause the Adviser to provide to the Distributor, all marketing and advertising materials, including FINRA comment and response letters, in electronic format, and make such materials available via the Web Portal as soon as reasonably practicable after the effective date.

k.

The Distributor shall not offer any Shares and shall not accept any orders for the purchase or sale of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Commission; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

l.

The Distributor shall operate a call center on behalf of the Trust and provide personnel at its offices that are acceptable to the Trust to respond to telephone inquiries from Trust shareholders and prospective shareholders during such times as mutually agreed, which shall be no less than standard business hours on the East coast. The Distributor shall keep records of shareholder telephone calls and correspondence and replies thereto, and of the lapse of time between receipt of such substantive telephone calls and correspondence and the making of replies.

m.

The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act unless any such records are earlier surrendered as provided below. The Distributor agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request by the Trust or Adviser; provided that Distributor may retain all records, or if permissible, copies of all records that it is required to maintain as a broker-dealer pursuant to applicable FINRA and SEC rules and regulations. Records may be surrendered in either written or machine-readable form, at the option of the Trust or Adviser. Upon the reasonable request of the Trust or Adviser, copies of any such books and records shall be provided by the Distributor. The Distributor shall assist the Trust and its agents or, upon approval of the Trust, any regulatory or self-regulatory body, in any requested review of the Trust’s books and records, and reports by the Distributor, its independent accountants or other independent reviewer concerning its exchange traded products order processing system and such books, records, reports and system will be open to such entities for audit or inspection upon reasonable request.

n.

The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

o.

The Distributor shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Distributor’s control. The Distributor shall enter into and shall maintain in effect at all times during the term of this Agreement a business continuity plan, including internal systems or arrangements with appropriate parties making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Distributor shall discuss with the Trust or the Trust’s Chief Compliance Officer any business continuity/disaster recovery plan of the Distributor and/or provide presentations regarding such plan.

p.

The Distributor shall at all times act in good faith and without willful misfeasance, gross negligence or bad faith and agrees to exercise the care and expertise of a leading provider of distribution services in carrying out the provisions of this Agreement and use all reasonable efforts (or such higher standard set forth herein) in performing the services under this Agreement.

q.

The Distributor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

r.	Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next business day, unless otherwise required by law.

5.   Compensation

In consideration of the agreements on the Distributor’s part contained herein and of the payment by the Trust of a fee of $1 per year and on the terms and conditions set forth herein, the Trust, on behalf of each Fund identified in the Appendix, agree that the Distributor shall be, for the period of this Agreement, the distributor for the Trust.

6.   Duties of the Trust

a.

The Trust agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus and Statement of Additional Information.

b.

The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus and Statement of Additional Information and product description as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust and such other publicly available information that the Distributor may reasonably request for use in connection with the distribution of Creation Units. The Trust shall keep the Distributor informed of the jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

7.   Indemnification

a.

Each Fund, severally and not jointly, agrees to indemnify, defend and hold the Distributor, its officers, directors, employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee in connection with the defense or imposition of any action, suit or other proceeding, whether civil or criminal, in which such indemnitee may be or may have been involved as a party or otherwise or with which may be or may have been threatened, while the Distributor was active in such capacity or by reason of the Distributor having acted in any such capacity or arising out of or based upon any untrue statement of a material fact contained in the then-current Prospectus relating to the Shares or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to a Fund expressly for use in any such Prospectus; provided, however, that (1) no indemnitee shall be indemnified thereunder against any liability to a Fund or the shareholders of a Fund or any expense of such indemnitee with respect to any matter as to which such indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that its action was in the best interest of the a Fund or arising by reason of such indemnitee’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (“disabling conduct”), or (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, no indemnification shall be provided unless there has been a determination that such settlement or compromise is in the best interests of a Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that its action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee. Notwithstanding the foregoing a Fund shall not be obliged to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.

b.

The Distributor agrees to indemnify, defend and hold each Fund, its officers, trustees, employees and agents and any person who controls a Fund within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee, but only to the extent that such liability or expense shall arise out of or based upon any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to a Fund expressly for use in a Prospectus or any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading or arising by reason of disabling conduct by such indemnitee or any person selling Shares pursuant to an agreement with the Distributor.

c.

A Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such indemnitee is entitled to such indemnification and if the trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for the undertaking, (B) a Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of trustees of a Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding (“Independent Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

d.

All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of Independent Trustees, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

8.   Duration, Termination and Amendment

a.

This Agreement shall become effective on the date first set forth above and shall remain in effect for up to two years from such date and thereafter from year to year provided such continuance is specifically approved at least annually prior to each anniversary of such date by (a) Board approval or by vote at a meeting of shareholders of a Fund of a “majority of the outstanding voting securities”, as defined under the 1940 Act and (b) by approval of the Independent Trustees.

b.

This Agreement may be terminated (a) by the Distributor at any time without penalty by giving sixty (60) days’ written notice to a Fund which notice may be waived by the Fund; or (b) by the Fund at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor); provided, however, that any such termination by the Fund shall be directed or approved in the same manner as required for continuance of this Agreement by Section 8(a).

9.   Notice

Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10. Choice of Law

This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreement to be performed entirely therein and in accordance with applicable provisions of the 1940 Act.

11. Several Agreement of Each Fund

This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between each Fund and Distributor. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to Distributor or liabilities or other obligations of Distributor to the Fund or of the Fund to Distributor, shall be several and independent of one and other and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of such Fund, and that Distributor shall have no right of recourse or offset against the revenues and assets of any other Fund.

12. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13. No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

THE GABELLI ETFS TRUST ON BEHALF OF THE EACH SERIES FUND LISTED ON APPENDIX A

By:	/s/ John C. Ball
Name: John C. Ball
Title: President

G.distributors, LLC

By:
Name:
Title:

APPENDIX A

Gabelli Growth Innovators ETF

Gabelli Financial Services ETF

Gabelli Global Small Cap ETF

Gabelli Small & Mid Cap ETF

Gabelli Micro Cap ETF

Gabelli Love Our Planet & People ETF

Gabelli Asset ETF

Gabelli Equity Income ETF

Gabelli Green Energy ETF